CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Ultimus Managers Trust and to the use of our report dated January 23, 2014 on the financial statements and financial highlights of Lyrical U.S. Value Equity Fund, a series of shares of beneficial interest of Ultimus Managers Trust.  Such financial statements and financial highlights appear in the November 30, 2013 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
February 21, 2014